EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-17073, 333-50353, 333-99271, 333-102545, 333-103341, 333-111170, 333-120620, 333-133667, 333-140091, 333-148357, 333-159711, 333-167536, 333-167536a, 333-171717, 333-179592, 333-190010, 333-196293, 333-203467, 333-217314) of Micron Technology, Inc. of our report dated October 28, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in measure of segment profitability discussed in the Segment Information note, as to which the date is October 10, 2017, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Micron Technology, Inc.’s Current Report on Form 8-K dated October 10, 2017.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 10, 2017